UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 11, 2013

AT&T Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 11, 2013, AT&T Inc. (referred to as “we” or “AT&T”) made various amendments to its revolving $5 billion credit agreement (the “Credit Agreement”), including extending the agreement for an additional two-year term. The obligations of the lenders under the Credit Agreement to provide advances will terminate on December 11, 2018, unless prior to that date either: (i) AT&T and, if applicable, a Co-Borrower, reduces to $0 the commitments of the lenders under the Credit Agreement or (ii) certain events of default occur. The Credit Agreement also provides that AT&T and lenders representing more than fifty percent of the facility amount may agree to extend their commitments under the Agreement for two additional one-year periods beyond the December 11, 2018 termination date, under certain circumstances.

Other amendments were made principally to comply with various regulatory requirements.

The description of the Credit Agreement contained in these items 1.01 and 2.03 does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibit

10.1	Amended and Restated Credit Agreement dated as of December 11, 2013

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T Inc.

By:	/s/ Paul W. Stephens
Paul W. Stephens Senior Vice President and Controller

Date: December 11, 2013